As filed with the Securities and Exchange Commission on November 21, 2023
Registration No. 333 -
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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WELLS FARGO & COMPANY
(Exact name of registrant as specified in charter)

________________

Delaware	41-0449260
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

420 Montgomery Street San Francisco, California (800) 292-9932	94163
(Address of principal executive offices)	(Zip code)

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Wells Fargo & Company Deferred Compensation Plan
(Full title of the plan)

Ellen R. Patterson
Senior Executive Vice President and General Counsel
Wells Fargo & Company
30 Hudson Yards, Floor 61
New York, NY 10001
(415) 979-0775
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Janet McGinness
Managing Director and Assistant General Counsel
Wells Fargo & Company
30 Hudson Yards, Floor 61
New York, NY 10001
(415) 979-0775

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents (or portions thereof) filed by Wells Fargo & Company (“Wells Fargo”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than the portions of those documents not deemed to be filed). All documents were filed with the Commission under File No. 001-02979.

(a)Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2022, including information specifically incorporated by reference into the Form 10-K from Wells Fargo’s 2022 Annual Report to Shareholders and Wells Fargo’s Proxy Statement for the 2023 Annual Meeting of Shareholders;

(b)Wells Fargo’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023;

(c)Wells Fargo’s Current Reports on Form 8-K filed January 13, 2023, January 26, 2023, February 17, 2023, February 24, 2023, April 13, 2023, April 14, 2023, April 24, 2023, April 27, 2023, April 27, 2023, May 12, 2023, June 29, 2023, July 14, 2023, July 24, 2023, July 25, 2023, August 10, 2023, September 18, 2023, October 13, 2023 and October 23, 2023 (other than portions of these documents not deemed to be filed); and

(d)The description of Wells Fargo’s common stock contained in Exhibit 4(c) to the Annual Report on Form 10-K for the year ended December 31, 2022, including any amendment or report filed to update such description.

All reports and/or documents filed by Wells Fargo with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, except for such reports and/or other documents (or portions thereof) that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

This registration statement covers an additional $1,000,000,000 in principal amount of deferred compensation obligations that may be issued by Wells Fargo under the Wells Fargo & Company Deferred Compensation Plan (the “Plan”), as well as an additional 2,000,000 shares of Wells Fargo common stock. Wells Fargo common stock is registered under Section 12 of the Exchange Act. Following is a summary of the Plan as it relates to those deferred compensation obligations. This summary is qualified in its entirety by reference to the Plan.

The purpose of the Plan is to allow a select group of management or highly compensated employees to defer receipt of compensation to a later tax year. The Plan is an unfunded non-qualified deferred compensation plan under the Internal Revenue Code. The Plan is not subject to the reporting, disclosure, participation, vesting, funding, fiduciary responsibility, or certain other requirements of the Employee Retirement Income Security Act of 1974.

Subject to dollar and/or percentage limitations and certain other exclusions imposed under the Plan, a participant may defer salary, incentives, commissions and bonuses. On the day that compensation would have otherwise been paid to a participant, a deferral account in the name of the participant is credited with the amount of the deferral less any required withholding obligations.

Subject to certain exceptions and restrictions, a participant’s deferral account balance is indexed to one or more hypothetical or “phantom” investment media chosen by the participant from the phantom investment media available under the Plan. A participant’s deferred compensation benefit payable under the Plan increases or decreases based on the investment performance of the selected media. Amounts deferred are fully vested at all times.

The deferred compensation obligations are general unsecured obligations of Wells Fargo. In the event of Wells Fargo’s bankruptcy or insolvency, participants will become general unsecured creditors of Wells Fargo. Wells Fargo is not required to establish or maintain any fund or trust to provide for the payment of deferred compensation obligations. If a fund or trust is established, Plan participants will have no special or priority claim to the assets of the fund or trust, and the fund or trust will be available to satisfy claims of creditors in the event of Wells Fargo’s bankruptcy or insolvency.

No trustee has been appointed having authority to take action with respect to the deferred compensation obligations. Each participant is responsible for acting independently with respect to the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the deferred compensation obligations, and taking action upon default.

The deferred compensation obligations are not convertible into any other security of Wells Fargo except that, subject to the terms of the Plan, deferral account balances may be allocated to the Wells Fargo common stock investment medium at the time of deferral or thereafter and deferral account balances allocated to the Wells Fargo common stock investment medium are distributed in shares of Wells Fargo common stock. Wells Fargo is registering the shares of its common stock that are distributable under the Plan pursuant to this Form S-8 registration statement. In addition, Wells Fargo previously registered 8,000,000 shares of common stock to be distributed under the Plan.

The deferred compensation obligations do not have the benefit of any negative pledges or of any covenants on the part of Wells Fargo other than to pay the deferred compensation obligations in accordance with the Plan.

As part of their deferral elections, participants choose the time and manner of distribution of their deferral accounts. Payment of deferral accounts is made at the time and in the form elected, subject to the following general rules:

•If a participant incurs a separation from service from Wells Fargo and its subsidiaries for any reason before the commencement of distribution of a deferral account balance relating to the deferral year 2000 or later, the deferral account balance (with the exception of the total amount of supplemental 401(k) company matching contribution allocations and any supplemental 401(k) discretionary profit-sharing contribution allocations accumulated pursuant to the terms of the Plan) will be distributed in the form elected by the participant beginning as soon as practicable after the March 1 immediately following the participant’s separation from service, subject to any restriction under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Deferral account balances relating to deferral years 1999 and earlier are subject to the same rule if a participant has made certain specified and permitted modifications to the participant’s election for that year.
•If a participant incurs a separation from service after commencement of distribution, the deferral account balance (with the exception of the total amount of supplemental 401(k) company matching contribution allocations and any supplemental 401(k) discretionary profit-sharing contribution allocations accumulated pursuant to the terms of the Plan) will continue to be distributed in accordance with the participant’s election.
•The total amount of supplemental 401(k) company matching contribution allocations, if applicable, and any supplemental 401(k) discretionary profit-sharing contribution allocations accumulated pursuant to the terms of the Plan, will automatically be paid in a lump sum as soon as practicable after March 1 following the participant’s separation from service, subject to any restriction under Section 409A of the Code.
•If a participant’s aggregate deferral balance for accounts earned and vested prior to January 1, 2005 is less than $25,000 at the end of the month in which the participant incurs a separation from service, the participant’s entire deferral account balance will be distributed in a lump sum as soon as practicable after the March 1 immediately following the participant’s separation from service.
•If a participant’s aggregate deferral balance for accounts not earned and vested prior to January 1, 2005 is less than the applicable dollar amount under Code Section 402(g)(1) (which for 2023 is $22,500) at the end of the month following the participant’s separation from service or death and a lump sum payment of that amount would result in termination and liquidation of the participant’s entire interest under the Plan and any other deferred compensation arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under applicable Treasury regulations, taking into account only such interests as are subject to Code Section 409A, then that amount will be distributed in a lump sum on the first payment date that would occur under the Plan.
•Account balances indexed to the Wells Fargo common stock investment medium are distributed in shares of Wells Fargo common stock. Account balances indexed to any other investment medium are distributed in cash.
•The Plan generally permits early withdrawal of deferral account balances relating to deferral years 2003 and earlier subject to certain conditions, including penalties, and provided that the participant has not previously elected to defer commencement of distribution of such deferral account balances. The Plan does not permit this form of early withdrawal of deferral account balances relating to deferral years 2004 and later. However, for deferral account balances relating to deferral years 2013 and later, a participant may request a hardship withdrawal in the event of an unforeseeable emergency, as defined in the Plan, in which case the amount withdrawn may not exceed the amount reasonably necessary to satisfy the unforeseeable emergency.

A participant may not assign, pledge, encumber or otherwise transfer any right to or interest in the participant’s deferral account balances except as permitted under the Plan.

Wells Fargo’s Board of Directors or the Human Resources Committee of Wells Fargo’s Board of Directors may at any time terminate, suspend or amend the Plan, subject to certain restrictions.

Item 5. Interests of Named Experts and Counsel.

Janet McGinness, Managing Director and Associate General Counsel at Wells Fargo, has rendered an opinion regarding the legality of the shares of Wells Fargo common stock being offered pursuant to the Plan. Ms. McGinness owns, or has the right to acquire, a number of shares of Wells Fargo common stock which represents less than 0.1% of the total outstanding common stock. Ms. McGinness is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit or proceeding. Article Fourteenth of the Restated Certificate of Incorporation of Wells Fargo provides for a broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit No.	Description	Location
4.1	Wells Fargo & Company Deferred Compensation Plan, as amended effective October 8, 2020.	Incorporated by reference to Exhibit 10(c) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020
4.2	Amendment to the Wells Fargo & Company Deferred Compensation Plan, effective January 1, 2021.	Incorporated by reference to Exhibit 10(c) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020
4.3	Amendment to the Wells Fargo & Company Deferred Compensation Plan, effective January 1, 2022.	Incorporated by reference to Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022
5	Opinion of Janet McGinness.	Filed herewith
23.1	Consent of Janet McGinness (included in opinion filed as Exhibit 5 hereto).	Filed herewith
23.2	Consent of KPMG.	Filed herewith
24	Powers of Attorney.	Filed herewith
107	Filing Fee Table.	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in an exhibit to the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2023.

WELLS FARGO & COMPANY

By:	/s/ Charles W. Scharf
Charles W. Scharf
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 21, 2023 by the following persons in the capacities indicated:

/s/ Charles W. Scharf	President, Chief Executive Officer and Director
Charles W. Scharf	(Principal Executive Officer)

/s/ Michael P. Santomassimo	Senior Executive Vice President and Chief Financial Officer
Michael P. Santomassimo	(Principal Financial Officer)

/s/ Muneera S. Carr	Executive Vice President, Chief Accounting Officer and Controller
Muneera S. Carr	(Principal Accounting Officer)

STEVEN D. BLACK MARK A. CHANCY CELESTE A. CLARK THEODORE F. CRAVER, JR. RICHARD K. DAVIS WAYNE M. HEWETT	CECELIA G. MORKEN MARIA R. MORRIS FELICIA F. NORWOOD RICHARD B. PAYNE, JR. RONALD L. SARGENT SUZANNE M. VAUTRINOT	A majority of the Board of Directors*

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*	Charles W. Scharf, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ Charles W. Scharf
Charles W. Scharf
Attorney-in-fact